Exhibit 10.7

TRIPARTITE AGREEMENT TO MANUFACTURE, SELL AND DISTRIBUTE

THIS TRIPARTITE AGREEMENT TO MANUFACTURE, SELL AND DISTRIBUTE (“Agreement”) is made and executed on this 1st day of September, 2022.

By and Between

Jupter Wellness Inc , a company existing under Laws of United States of America and having its Registered Office at 109 E. 17th St., Suite 5925, Cheyenne, WY 82001 USA (hereinafter referred to as “JW” which expression shall, unless otherwise repugnant to the context thereof, be deemed to include its successors and permitted assigns)

AND

COSMOFIX TECHNOVATION PVT LTD a company registered under the Companies Act, 1956 bearing CIN Number U24290MH2022PTC375154 having its Registered Office at Cosmofix Technovation Private Limited ,306, BUILDING NO 2C, BUSINESS CLASSIC CHS LTD CHINCHOLI SUNDER ROAD.MALAD WEST, MUMBAI - 400064 (hereinafter referred to as “COSMOFIX”, which expression shall, unless otherwise repugnant to the context thereof, be deemed to include its permitted assigns)

AND

SANPELLEGRINO COSMETICS PRIVATE LIMITED, a company registered under the Companies Act, 1956 bearing CIN Number U51909DL2013PTC248536 having its Registered Office at IS, Chelmsford Country Club (hereinafter referred to as “SCPL”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns).

WHEREAS:

A.	JW is a Biotechnology company in United States of America and is, inter alia, engaged has been carrying on the business of focusing on hair science including breakthrough drugs and medical devices for the treatment of hair disorders.;

B.	COSMOFIX & SCPL have signed a Term Sheet dated 3rd February 2022, wherein SCPL has granted to COSMOFIX an exclusive, perpetual and a right to sub-license and to use and exploit the proprietary Know-How required to manufacture distribute, market and sell products (Know-How) in the territories listed in Annexure A.

C.	Using technical information given by JW & SCPL, Cosmofix wish to manufacture products, sell, distribute to various customers in countries as mentioned in Annexure A.

D.	Cosmofix has also assured, represented and warranted that it has obtained all licenses, authorizations and necessary permissions required by law for the manufacturing of drugs, pharmaceutical, dermaceutical, health, nutrition, cosmetics products etc and that all such licenses, authorizations and permissions are presently in full force and effect and shall be kept in full force and effect during the entire term of this Agreement in accordance with the laws and regulations applicable from time to time;

E.	JW and SCPL have agreed to grant to COSMOFIX an exclusive, irrevocable, perpetual and a right to sub-license and to use and exploit the proprietary Know-How required to manufacture distribute, market and sell products (Know-How) in the territories listed in Annexure A and treat Cosmofix as it’s exclusive manufacturing licensee and distributor for countries mentioned in Annexure A.

NOW THEREFORE THIS AGREEMENT WITNESSETH and it is hereby agreed by and between the parties hereto as follows:

1.	Definitions and Interpretations:

1.1.	Definitions:

a.	“Applicable Laws” means all applicable international, central, state, provincial and local laws, statutes, codes, rules, regulations, directives, guidelines, ordinances, orders, decrees, standards or other pronouncements of any governmental, administrative or judicial authority, whether currently in existence or hereafter promulgated, enacted, adopted or amended, in India, including, those dealing with occupational safety and health, those dealing with public safety and health, Environmental Laws, labour laws, service laws, tax laws and economic laws, The Drugs and Cosmetics Act, 1940, Environmental Laws, Good Manufacturing Guidelines (under Schedule M of the rules under the Drugs and Cosmetics Act, 1940) and Good Clinical Practice Guidelines issued by the Central Drugs Standard Control Organization (COSCO), Ministry of Health and Family Welfare, Government of India, Standards of Weights & Measures Act, Standards of Weights & Measures (Packaged Commodities) Rules, safety laws and Pollution Control Acts, the Central Excise Act and the Rules.

b.	“Affiliate” means with respect to a Party, any person or entity, whether directly or indirectly, controlling, controlled by, or under common control with, such person, or entity, as applicable. For the purposes of this definition, the term “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of such Party or person or entity, as applicable, or (ii) the power to direct decisions of such Party or person or entity, as applicable, including the power to direct management and policies of such Party or person or entity, as applicable, whether by reason of ownership, by agreement or otherwise.

c.	“Confidential Information” shall mean all non-public and proprietary information, in whatever form (whether tangible, orally communicated, physically communicated or disclosed in writing or otherwise including without limitation information disclosed by samples) which has been, is or will be disclosed by and between JW, SCPL and Cosmofix, during the term of this agreement relating to inventions, processes, products, designs and quality standards and specifications/ compositions formula and formulations, know-how, test and other data and other information relating to the development analysis, approval, manufacture and packing of pharmaceutical products, as defined herein but not limited to, any kind of business, commercial or technical information and data disclosed by and between JW, SCPL and Cosmofix in connection with this agreement irrespective of the medium in which such information or data is embedded. Any confidential information provided by the disclosing party to the recipient at any point of time will be marked as “Confidential”. Provided that Confidential Information shall not include that:

i.	At the time of disclosure is known publicly or thereafter becomes known publicly through no fault of such Recipients or its agents;
ii.	Becomes available to such Recipients other than on a confidential basis from a third party who is lawfully in possession of such information and not subject to contractual or fiduciary relationship to the Discloser with respect thereto;
iii.	Was developed by such Recipient independently of such information obtained from the Discloser and such independent development can be properly demonstrated with written records by the Recipients; or
iv.	Was already known to such Recipient before receipt from the Discloser as shown by its prior written records.

d.	“Compliance Information” shall mean and include but shall not be limited to i) the specifications/ compositions prescribed by JW & SCPL ii) the applicable laws and iii) the quality and standards prescribed by JW iv) the pharmacopoeia requirements v) good manufacturing practices as per the applicable laws.

e.	“Effective Date” shall mean the date of commencement of this Agreement shall be from the date of execution of this Agreement.

f.	“Product” shall mean and include the products listed in Annexure B.

g.	“Intellectual Property Right (IPR)” means “Patents, Trademark and Copyright” in connection with the manufacture, supply and delivery of the Products. Trademark includes the registered/unregistered Trademarks / trade name/ trade dress / product name/ labels/ designs of JW & SCPL used by Cosmofix during the term of this agreement for a limited purpose of mentioning such trademark in the finished product. Copyright includes artwork, design in the label and packing materials, etc.

h.	“Licensed Use” means permitted and limited use of the IPR by Cosmofix solely for the purpose of manufacturing the said products.

i.	“Manufacture” with its grammatical variations means any manufacturing, processing, testing, filling, packaging, storage, release, sourcing and other activities undertaken by Cosmofix for the manufacture of the Products.

j.	“Packaging Materials” shall mean materials used for packaging the Product, including, without limitation, vials, stoppers, caps, pouches, labels, leaflets, printing materials, secondary and tertiary packing material.

k.	“Raw Material” shall mean the ingredients, all auxiliary material and excipients used in the Manufacture of the Product.

l.	“Specifications” shall mean the standards and specifications provide by JW & SCPL relating to the Product as set out in Appendix B.

2.	Nature of the Agreement: Using technical information given by JW 8: SCPL, Cosmofix shall manufacture Products and sell it to various customers in the list of countries as listed in Annexure A. Cosmofix shall also obtain from the concerned authorities of those countries and maintain at all times during the continuance of this Agreement all authorizations, permits, approvals and licenses requisite, usual, expedient or proper in relation to or in connection with the manufacturing, packaging and selling of the Products under this Agreement. The parties may mutually agree and decide upon change in Product specifications/compositions. The parties may add/delete products from the list of products attached in “Annexure B”. The Products shall bear the name and address of JW I SCPL with a legend “Manufactured & Marketed by” “Cosmofix Technology Pvt Ltd.” on labels/cartons of each individual pack of the Product manufactured pursuant to this Agreement. JW shall have the right to purchase products from Cosmofix at cost+ 10%.

3.	Rights and duties:

3.1.	Of JW 8: SCPL:

a.	JW 8: SCPL hereby grants to Cosmofix a irrevocable, assignable, perpetual and exclusive license to manufacture, sale and distribute products of AB for Sale and Distribution in Countries as mentioned in Annexure A.

b.	JW 8: SCPL shall provide to Cosmofix Know How. Know How includes among other things, all technical information, procedures, processes, trade secrets, formulae for the product, methods, practices, techniques, information, specifications, lists of materials, labor & general costs, production manuals, manufacture, production, inspection, and testing known by and available to , used and owned by JW & SCPL

c.	JW & SCPL shall bear any and all costs related to required Technology Transfer not including the costs related to testing and validation of the batches as long

d.	The obligation to furnish the Know How shall extend to Know How existing at the date of this agreement and to any relevant Know How which is acquired by JW or made improvement or enhancement to such Know How in future.

e.	JW & SCPL shall provide Cosmofix with marketing guidelines for the Products as well as any reasonable help eventually required by Cosmofix in relation to the training of the sales force and the marketing of Products.

f.	JW/ SCPL shall provide to Cosmofix, Technology Transfer License, QC of Batches, Training twice a year in India at the expense of Cosmofix, provide continuous support for marketing activities via lectures twice a year, Free access to Product improvements, Assistance in Documentation for registration, Access to future products.

3.2.	Of Cosmofix:

a.	Cosmofix hereby agrees and undertakes to manufacture, test the Products mentioned in “Annexure A”.

b.	Cosmofix undertakes to have the products manufactured using the Know How pursuant to JW’s & SCPL specifications, and in compliance with all the applicable laws. For the purpose of this agreement, the term Applicable Laws shall include, but not be limited by any law, regulation, rule, guideline, best practice or other requirements of the competent Authorities in the territory, concerning the manufacture, storage, use, marketing distribution and sale of the Products, and/or order, judgment having effect from time to time in the territory.

c.	The products packaging shall be in accordance with any specification provided by JW in compliance with Applicable laws of the relevant territory.

d.	All manufacturing activities shall be performed in compliance with AB & SCPL quality system specification.

e.	At any time on specific request by JW & SCPL, Cosmofix shall provide JW/ SCPL with a sample of any product, in order to allow AB / SCPL to perform quality control.

f.	Cosmofix undertakes, at its own responsibility and cost, to file, in the name of Cosmofix, any marketing authorization application required by the relevant applicable laws in order to place the Products in the Territories. For this purpose, JW / SCPL shall provide to Cosmofix at Cosmofix sole expense, any information required by the competent authority in order to obtain such marketing authorization.

g.	Cosmofix shall be responsible for the payment for all regulatory fees and expensed relate to the marketing authorization and the relevant maintenance, including renewals thereof.

4.	Royalties

In consideration of the Know How, Cosmofix shall pay to JW Royalties as specified in Annexure C. In addition to an Upfront of USD20,000 to JW.

During the term of this Agreement, In the first year Cosmofix will pay JW $25,000 after launch of all products, From 2nd year onwards if in any given calender year Cosmofix failes to pay royalties less than $50,000 USD per year to JW, JW has the right to terminate this Agreement with a 30 days notice with no further obligations.

5.	Miscellaneous

a)	Governing Law and Dispute Resolution

The Definitive Agreement shall be governed by the laws of India. Any dispute Arising out of this Term Sheet shall be settled in the courts of Mumbai, India.

b)	Cosmofix shall undertake to complete with diligence its accounting records and to maintain complete and accurate records of all transactions involving its sale and distribution of the Products.

JW I SCPL shall have the right, at all times, upon adequate prior notice to Cosmofix, to have access to the abovementioned documentation and to any material, including packaging components and labelling, related to the Products, as well as to manufacturing plant, in order to verify their compliance with the Agreement.

In case the Audit reveals a breach of Cosmofix’s obligations unde the Agreement, Cosmofix shall bear all costs of the Audit.

6.	Term:

This TRIPARTITE AGREEMENT TO MANUFACTURE, SELL AND DISTRIBUTE shall be effective from date of this agreement for a period of 3 years and after that, shall automatically renew for a period for 1 years unless either party give a 30 days advance notice. Nothwithstanding the foregoing, during the term of this Agreement, if in any given calender year Cosmofix failes to pay royalties less than $50,000 USD per year to JW 2nd year onwards , JW has the right to terminate this Agreement with a 30 days notice with no further obligations.

7.	Amendment:

Any amendment to this agreement shall be valid when accepted and signed by all the three parties, JW, SCPL and Comsofix

Signature Page Follows

Annexure A

List of Countries

India , Nepal, Bangladesh, Sri Lanka , Vietnam , Phillipines , Malaysia , Cambodia , laos , Indonesia , Uae , Egypt , Algeria , Tunisia , Congo Nigeria , Kenya , Thailand , Algeria ,Bahrain, Iran, Iraq, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Qatar, Saudi Arabia, Syria, Tunisia

Annexure B

List of Products

Photocil

Minoxidil Booster

After Minoxidil Spray

Annexure C

Royalty Payments to JW